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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                             FISHER COMPANIES INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  337756 20 9
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO. 337756 20 9                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Donald G. Graham, III

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES


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                          SOLE VOTING POWER
                     5
     NUMBER OF            7,200 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,200 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          232,816 Shares (O.D. Fisher Investment Co.)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      240,016 Shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                     Page 3 of 4

Item 1 (a):  NAME OF ISSUER

                FISHER COMPANIES INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                1525 One Union Square
                600 University Street
                Seattle, Washington 98101

Item 2 (a):  NAME OF PERSON FILING

                Donald G. Graham, III

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

                23219 Woodway Park Road, Unit B
                Edmonds, WA 98020

Item 2 (c):  CITIZENSHIP

                United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES

                Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER

                337756 20 9

Item 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.

Item 4:    OWNERSHIP

               (a)      Amount Beneficially Owned:

                          240,016 shares

               (b)      Percent of Class:

                          5.6 %

               (c) Number of Shares as to Which Such Person Has:

                   (i)  sole power to vote or direct the vote:

                          7,200 Shares

                   (ii) Shares power to vote or direct the vote:

                          0 Shares


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                                                                     Page 4 of 4

                  (iii) Sole power to dispose or to direct the disposition of:

                          7,200 Shares

                  (iv)  Shared power to dispose or to direct the disposition of:

                          232,816 Shares

Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                Not Applicable

Item 8:     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

Item 9:    NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

Item 10:    CERTIFICATION

                Not Applicable


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 10, 1998
---------------------------
Date


/s/ Donald G. Graham, III
---------------------------
Signature


DONALD G. GRAHAM, III
---------------------------
Name (Typed)